                                                                      EXHIBIT 12

                           KENTUCKY UTILITIES COMPANY
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                (Thousands of $)


                                                             2000         1999          1998          1997          1996
                                                             ----         ----          ----          ----          ----
Earnings:
   Net Income.........................................   $   95,524     $ 106,558     $  72,764     $  85,713     $  86,163

Add:
   Federal income taxes - current.....................       45,276        51,754        45,704        38,500        39,221
   State income taxes - current.......................        9,400        13,450        10,008         8,718         8,248
   Deferred Federal income taxes - net................       (3,376)       (4,650)       (2,492)        2,971         1,845
   Deferred State income taxes - net..................          927           887            54         1,635         1,905
   Deferred investment tax credit-net.................            -             -             -             -             -
   Investment tax credit - net........................       (3,674)       (3,727)       (3,829)       (4,036)       (4,013)
   Undistributed income of
      Electric Energy, Inc............................           70            33             1           (37)           24
   Fixed charges......................................       40,254        39,486        39,318        40,324        40,266
                                                          ---------     ---------     ---------     ---------     ---------
     Earnings.........................................      184,401       203,791       161,528       173,788       173,659
                                                          ---------     ---------     ---------     ---------     ---------


Fixed Charges:
   Interest Charges per statements of income..........       39,484        38,904        38,660        39,729        39,688
   Add:
     One-third of rentals charged to
       operating expense (1)..........................          770           582           658           595           578
                                                          ---------     ---------     ---------     ---------     ---------
         Fixed charges................................   $   40,254     $  39,486     $  39,318     $  40,324     $  40,266
                                                          ---------     ---------     ---------     ---------     ---------


Ratio of Earnings to Fixed Charges....................         4.58          5.16          4.11          4.31          4.31
                                                           ========      ========      ========       =======       =======

NOTE:

(1) In the Company's opinion, one-third of rentals represents a reasonable approximation of the interest factor.

                                                                      EXHIBIT 12

                       LOUISVILLE GAS AND ELECTRIC COMPANY
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                (Thousands of $)


                                                            2000          1999          1998          1997          1996
                                                            ----          ----          ----          ----          ----

Earnings:
   Net Income.........................................   $  110,573     $ 106,270     $  78,120     $ 113,273     $ 107,941

Add:
   Federal income taxes - current.....................       30,425        54,198        39,618        59,074        34,019
   State income taxes - current.......................        4,450        13,650        10,164        14,754         7,589
   Deferred Federal income taxes - net................       24,233        (4,564)        2,167        (4,171)       19,816
   Deferred State income taxes - net..................        6,787          (715)          636           778         6,648
   Investment tax credit - net........................       (4,274)       (4,289)       (4,312)       (4,342)       (4,406)
   Fixed charges......................................       44,707        39,323        37,571        40,928        42,198
                                                         ----------     ---------     ---------     ---------     ---------
     Earnings.........................................      216,901       203,873       163,964       220,294       213,805
                                                         ----------     ---------     ---------     ---------     ---------


Fixed Charges:
   Interest Charges per statements of income..........       43,218        37,962        36,322        39,190        40,242
   Add:
     Interest income (1)..............................            -             -             -             -           409
     One-third of rentals charged to
       operating expense (2)..........................        1,489         1,361         1,249         1,738         1,547
                                                         ----------     ---------     ---------     ---------     ---------
         Fixed charges................................   $   44,707     $  39,323     $  37,571     $  40,928     $  42,198
                                                         ----------     ---------     ---------     ---------     ---------


Ratio of Earnings to Fixed Charges....................         4.85          5.18          4.36          5.38          5.07
                                                         ==========     =========     =========     =========     =========

NOTE:
(1) Interest income earned on pollution control revenue bond proceeds held and invested by trustees - netted against interest charges above.
(2) In the Company's opinion, one-third of rentals represents a reasonable approximation of the interest factor.